Exhibit (d-11)

AMENDMENT TO

SUB-INVESTMENT ADVISORY AGREEMENT

WHEREAS, Fred Alger Management, Inc. and Weatherbie Capital, LLC (“Weatherbie”) entered into a sub-investment advisory agreement dated March 1, 2017 (as amended, supplemented and/or restated to date, the “Agreement”) for Weatherbie to provide certain sub-investment advisory services to certain series (collectively, the “Series”) of each of The Alger Funds, The Alger Funds II and The Alger Portfolios; and

WHEREAS, effective October 1, 2019, Fred Alger Management, Inc. converted from a New York corporation to a Delaware limited liability company and changed its name to “Fred Alger Management, LLC” (the “Adviser”); and

WHEREAS, Weatherbie and the Adviser desire to update Schedule I of the Agreement to reflect changes in the names of certain Series;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereby amend the Agreement as follows:

1. All references in the Agreement to “Fred Alger Management, Inc.” are hereby deleted and replaced with “Fred Alger Management, LLC”. None of the terms or provisions of the Agreement shall be affected by this change in legal entity.

2. Schedule I of the Agreement is hereby deleted in its entirety and replaced with Schedule I as attached and incorporated by reference to this amendment.

3. Except as otherwise provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect. Capitalized terms herein that are not defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties by their duly authorized officers, have caused this Amendment to be executed as of September 29, 2020.

WEATHERBIE CAPITAL, LLC		FRED ALGER MANAGEMENT, LLC

By:	/s/ Tina Payne	By:	/s/ Tina Payne
Name:	Tina Payne	Name:	Tina Payne
Title:	Assistant Secretary	Title:	SVP, General Counsel, CCO

SCHEDULE I

Name of Series	Annual Fee	Reapproval Date	Reapproval Day
Alger Weatherbie Specialized Growth Fund, a series of The Alger Funds	Amount equal to 70% of management fee paid by Series to Adviser with respect to the sub-advised assets	September 12, 2017	October 31

Alger Weatherbie Specialized Growth Portfolio, a series of The Alger Portfolios	Amount equal to 70% of management fee paid by Series to Adviser with respect to the sub-advised assets	September 12, 2017	October 31

Alger Dynamic Opportunities Fund, a series of The Alger Funds II	Amount equal to 70% of management fee paid by Series to Adviser with respect to the sub-advised assets	September 12, 2017	October 31